UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2007

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Amendment of 2005 Executive Deferred Compensation Plan

Applied Materials, Inc. (the “Company”) established the 2005 Executive Deferred Compensation Plan (the “EDCP”), effective as of January 1, 2005, to provide certain unfunded deferred compensation benefits to a select group of management and highly-compensated employees of the Company and its participating affiliates, which group includes the Company’s named executive officers. The EDCP is intended to comply with the requirements of Section 409A of the Internal Revenue Code and applicable guidance issued under that section. Employees of the Company and its participating affiliates who hold positions at the level of Managing Director or above are eligible to participate in the EDCP. The EDCP is administered on behalf of the Company by a committee comprised of employees who hold titles and/or positions specified under the EDCP and who do not report directly to the Company’s Chief Executive Officer.

The EDCP allows an eligible employee to defer part of his or her base salary and/or all or part of his or her eligible bonus (if any) on a pre-tax basis. On July 11, 2007, the Human Resources and Compensation Committee of the Company’s Board of Directors (the “Committee”) approved an amendment to the EDCP. The amendment permits an EDCP participant to also defer on a pre-tax basis all or part of any cash severance payment(s) that may become payable to him or her after his or her separation from service in accordance with the terms of a severance agreement that is the subject of bona fide, arm’s-length negotiations between the Company and the participant at the time of the separation from service. The Company does not make matching or any other type of employer contributions under the EDCP.

Compensation deferrals made by each participant under the EDCP are credited to a bookkeeping account maintained on behalf of the participant, and each account balance is credited with deemed interest at the end of each pay period during the plan year (that is, the calendar year) at a rate equal to 1/26th of the “Deferral Interest Rate” for the year. The “Deferral Interest Rate” for a plan year is the sum of (1) the yield-to-maturity of five-year U.S. Treasury notes as of the first business day of the December immediately preceding the plan year, plus (2) 1.5%. EDCP account balances are always 100% vested.

A participant’s EDCP account balances generally are distributed upon the date(s) elected by the participant in accordance with the terms of the EDCP. Distributed amounts are paid in the form of a lump sum cash payment or a fixed number of annual cash installment payments (not to exceed 10) as elected by the participant in accordance with the terms of the EDCP, subject to certain exceptions as provided in the EDCP, such as death, disability, a separation from service, a change in control or in-service withdrawals due to extreme financial hardship. Distributed amounts generally are included in a participant’s gross income and reported in the year(s) in which they are distributed to the participant. The EDCP may be amended by the Committee at any time at its sole discretion in accordance with applicable law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.49	Amended and restated 2005 Executive Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: July 13, 2007	By:	/s/ JOSEPH J. SWEENEY
Joseph J. Sweeney
Senior Vice President, General Counsel and Corporate Secretary